Exhibit 1

OI S.A.

CNPJ/MF nº 76.535.764/0001-43

NIRE 33.300.29520-8

Publicly-held Company

MATERIAL FACT

Restructuring settlement negotiations

Oi S.A. – In Judicial Reorganization (“Oi,” and together with certain of its affiliates, the “Company”), in compliance with Article 157, paragraph 4 of Law 6,404/76 and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that the Company has been involved in discussions and negotiations with certain individual holders (each, a “Noteholder”) of, or managers of entities holding, beneficial interests in, (i) the 9.750% Senior Notes due 2016 issued by Oi, (ii) the 5.125% Senior Notes due 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. – In Judicial Reorganization (“Telemar”), (iii) the 9.500% Senior Notes due 2019 issued by Oi and guaranteed by Telemar, (iv) the 5.500% Senior Notes Due 2020 issued by Oi and guaranteed by Telemar, (v) the 5.625% Senior Notes due 2021 issued by Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”) and guaranteed by Oi, (vi) the 5.750% Senior Notes due 2022 issued by Oi Coop and guaranteed by Oi, (vii) the 6.250% Senior Notes due 2016 issued by Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and guaranteed by Oi, (viii) the 4.375% Notes due 2017 issued by PTIF and guaranteed by Oi, (ix) the 5.875% Senior Notes due 2018 issued by PTIF and guaranteed by Oi, (x) the 5.000% Senior Notes due 2019 issued by PTIF and guaranteed by Oi, (xi) the 4.625% Senior Notes due 2020 issued by PTIF and guaranteed by Oi, (xii) the 4.500% Notes due 2025 issued by PTIF and guaranteed by Oi, and (xiii) the 5.242% Senior Notes due 2017 issued by PTIF and guaranteed by Oi (collectively, the “Notes”).

For the avoidance of doubt, the “Noteholders,” as such term is used herein, do not include any holders of the Notes that are members of the Steering Committee of the International Bondholder Committee or the Steering Committee of the Ad Hoc Group of Bondholders.

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Confidentiality Agreements

The Company executed confidentiality agreements (the “Confidentiality Agreements”) with each Noteholder to facilitate discussions and negotiations concerning the Company’s capital structure and potential alternatives for a proposed restructuring of, and capital infusion by means of a capital increase into, the Company (a “Potential Transaction”), on terms similar to those contemplated by the draft term sheet and plan support agreement filed with the Brazilian bankruptcy court on November 6, 2017 (the “November 6 Materials”) subject to certain modifications.  Pursuant to the Confidentiality Agreements, the Company agreed to disclose publicly, after the expiration of a period set forth in the Confidentiality Agreements, certain information (the “Confidential Information”) regarding, or shared in connection with, the discussions and/or negotiations that have taken place between the Company and each Noteholder concerning a Potential Transaction.  The information included in this press release is being furnished to satisfy the Company’s public disclosure obligations under the Confidentiality Agreements.  The Confidentiality Agreements have terminated in accordance with their terms, except as otherwise provided therein.

Discussions with the Noteholders

On November 16, 2017 and November 27, 2017, representatives of the Company and the Company’s financial and legal advisors (the “Company Representatives”) met in person or by phone with representatives of each Noteholder and each Noteholder’s respective legal advisors (the “Noteholder Representatives”) to discuss the terms of a Potential Transaction.

On November 27, 2017, the Company filed a draft term sheet and plan support agreement regarding the terms of a Potential Transaction (collectively, the “November 27 Term Sheet and PSA”) with the Brazilian bankruptcy court.  The November 27 Term Sheet and PSA made certain modifications to the November 6 Materials to reflect the Company’s understanding of the oral proposals discussed at the November 16 and November 27 meetings.

On November 29, 2017, the Company Representatives and the Noteholder Representatives met in person to discuss feedback on the November 27 Term Sheet and PSA received by the Noteholders Representatives in meetings with various stakeholders of the judicial restructuring process of the Company, including Anatel, Banco do Brasil, Banco Nacional do Desenvolvimento Econômico e Social, Itaú Unibanco S.A. and the Advocacia-Geral da União (AGU).  At the November 29 meeting, the parties discussed the following potential adjustments to the November 27 Term sheet and PSA:

•         Revising the first of the Conditions Precedent to the Mandatory Warrant Exercise set forth in the draft term sheet (the “Conditions Precedent”), which requires entry of a decision by the Rio de Janeiro lower court confirming the Agreed Plan, to eliminate the requirement that challenges to such decision be overruled by the Court of Appeals of the State of Rio de Janeiro and instead require only the absence of appeals, lawsuits or other proceedings filed against the Plan(s) that could suspend or stay the implementation of the Plan.

•         Revising the tenth Condition Precedent, which requires recognition by “Final Order” of the Brazilian bankruptcy proceeding in any and all ancillary restructuring proceedings filed for recognition of the effects of the Agreed Plan in foreign jurisdictions, to instead require only the entry of a recognition order and the absence of any appeal, lawsuits or other proceedings with respect to such recognition order that could suspend or stay the relief granted therein.

•         Requiring the Break-Up Fee and Commitment Premiums to be payable exclusively in Common Shares, rather than in cash, Common Shares or a combination thereof at the Company’s election.

The November 29 Meeting was adjourned at the direction of a member of the Board of Directors of the Company on the basis that the Company Representatives should not negotiate any changes to the November 27 Term sheet and PSA.

On December 8, 2017, the Company Representatives and the Noteholder Representatives had a videoconference where the Company Representatives have explained upcoming changes to the “bondholder option” in the Judicial Restructuring Plan of the Company, including:

•         A certain level of debt-to-equity conversion upon plan confirmation, with the percentage that such conversion will represent on the Company’s capital stock still to be determined.

•         A capital raise of BRL 4 billion, with a pre-determined price per share (such price still to be determined), and subject to existing shareholders’ preemption rights.

The Company informed that it would present the new draft of the Judicial Restructuring Plan to the Brazilian bankruptcy court on December 12, 2017, regardless of any plan support agreement, or any other form of expression of support by bondholders.

While negotiations between the Company and each Noteholder may continue in the future, there can be no assurance that negotiations will continue or if they do continue, that they will result in an agreement regarding the terms of a Potential Transaction.

The Company believes that the foregoing written summary includes all nonpublic information exchanged between the Company and each of the Noteholders during the course of discussions that would reasonably be expected to be material to an investor making an investment decision with respect to the purchase or sale of the securities of the Company and/or its affiliates.

Certain Other Important Information

All proposals to and discussions between the Company and the Noteholders are in the nature of settlement discussions and compromise, are not intended to be and do not constitute representations of any fact or admissions of any liability and are for the purpose of attempting to reach a consensual compromise and settlement.  Nothing contained in any proposal is intended to or shall be construed to be an admission or a waiver of any rights, remedies, claims, causes of action or defenses or a commitment by any party to consummate any transaction or otherwise take any decisions or actions contemplated in such proposal.

Furthermore, the contents of any proposals described herein shall not be construed as guidance by the Company in relation to its future results, and the Company does not assume and expressly disclaims any responsibility to update such contents or information at any time.

This communication does not constitute an offer to sell or a solicitation of an offer to buy securities.  This communication is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.

The Company has published this communication on its website in English and Portuguese, available at http://ir.oi.com.br.

Rio de Janeiro, December 13, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

Special Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation.  Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements.  There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties.  These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors.  Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.  All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.  Undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made.  Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.  You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the CVM and SEC.